EXHIBIT 23.1(c)


                         SHALEK & ASSOCIATES, CPA'S INC.

Board of Directors
Nutriceuticals.com Corporation


We consent to the use of our reports related to Becan Distributors, Inc. included herein and to the reference to our firm under the heading "experts" in the prospectus.



/s/ Shalek & Associates, CPA's Inc.
-----------------------------------
Shalek & Associates, CPA's Inc.



Independence Ohio
November 16, 1999